                                    FORM OF
                       INVESTMENT SUBADVISORY AGREEMENT
                           HIGH YIELD BOND PORTFOLIO

THIS AGREEMENT, made this 1ST day of January 1998, is between CHUBB INVESTMENT ADVISORY CORPORATION, a Tennessee corporation with offices at One Granite
Place, Concord, New Hampshire, 03301 (the "Investment Manager" or "Manager") and Massachusetts Financial Services Company, (the "Subadviser") a Delaware corporation with offices at 500 Boylston Street, Boston, Massachusetts 02116.

                                  WITNESSETH:

     WHEREAS, Chubb America Fund, Inc. (the "Fund") is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

     WHEREAS, the Fund issues separate classes or series of stock, each of which represents a separate Portfolio of investments;

     WHEREAS, the Fund's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies under which income, gains, losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

     WHEREAS, the Fund has employed the Investment Manager to act as investment manager of the Portfolios, as set forth in an Investment Management Agreement between the Fund and the Investment Manager dated August 28, 1997, (the "Investment Management Agreement") pursuant to which it was agreed that the Investment Manager may contract with the Subadviser, or other parties for certain investment management services;

     WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act");

     WHEREAS, the Investment Manager desires to retain the Subadviser to render investment management services to the Fund's Emerging Growth Portfolio and Money Market Portfolio (the "Portfolios") in the manner and on the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained the Investment Manager and the Subadviser hereby agree as follows:

     1. Appointment of the Subadviser. The Manager hereby appoints the Subadviser to act as an investment subadviser for the Portfolios and to manage the investment and reinvestment of the assets of the Portfolios, subject to the supervision of the Directors of the Fund and the terms and conditions of this Agreement. The Subadviser will be an independent contractor and will have no authority to act for or represent the Fund or Manager in any way or otherwise be deemed an agent of the Fund or Manager except as expressly authorized in this Agreement or another writing by the Fund, Manager and the Subadviser. Notwithstanding the foregoing, the Subadviser may execute account documentation, agreements, contracts and other documents as the Subadviser may be requested by brokers, dealers, counterparties and other persons in connection with the Subadviser's management of the assets of the Portolios, provided that the Subadviser receives the express agreement and consent of the Manager and/or the Fund's Board of Directors to execute such documentation, agreements, contracts and other documents. In such respect, and only for this limited purpose, the Subadviser shall act as the Manager and/or the Fund's agent and attorney-in-fact.

     2. Duties of the Subadviser. The Subadviser hereby agrees, subject to the supervision of the Investment Manager and the Board of Directors of the Fund, (1) to act as the Subadviser of the Portfolios, (2) to manage the investment and reinvestment of the assets of the Portfolios for the period and on the terms and conditions set forth in this Agreement, and (3) during the term hereof, to render the services and to assume the obligations herein set forth in return for the compensation provided for herein and to bear all expenses of its performance of such services and obligations.

     3.    Services to be Rendered by the Subadviser to the Fund

           A. The Subadviser will manage the investment and reinvestment of the assets of the Portfolios and determine the composition of the assets of the Portfolios, subject always to the direction and control of the Directors of the Fund and the Manager and in accordance with the provisions of the Fund's registration statement, as amended from time to time. In fulfilling its obligations to manage the investment and reinvestment of the assets of the Portfolios, the Subadviser will:

                 (i) obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

                 (ii) formulate and implement a continuous investment program for the Portfolios (a) consistent with the investment objectives, policies, and restrictions of the Portfolios as stated in the Fund's Agreement and Articles of Incorporation, Bylaws, and such Portfolio's currently effective Prospectus and Statement of Additional Information ("SAI") as amended from time to time, and
(b) in compliance with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended, and requirements applicable to registered investment companies under applicable laws;

                 (iii) take whatever steps are necessary to implement the investment program for the Portfolios by the purchase and sale of securities and other investments authorized under the Fund's Agreement and Articles of Incorporation, Bylaws, and such Portfolio's currently effective Prospectus and SAI, including the placing or orders for such purchases and sales;

          (iv) subject to the consent of the Subadviser, regularly report to the Directors of the Fund and the Manager with respect to the implementation of the investment program and, in addition and subject to the consent of the Subadviser, provide such statistical information and special reports concerning the Portfolios and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolios, as may reasonably be requested by the Manager or the Directors of the Fund, including attendance at Board of Directors Meetings, as reasonably requested, to present such information and reports to the Board.

      B. To facilitate the Subadviser's fulfillment of its obligations under this Agreement, the Manager will undertake the following:

          (i) the Manager agrees promptly to provide the Subadviser with all amendments or supplements to the Registration Statement, the Fund's Agreement and Articles of Incorporation, and Bylaws;

          (ii) the Manager agrees, on an ongoing basis, to notify the Subadviser expressly in writing of each change in the fundamental and nonfundamental investment policies of the Portfolios;

          (iii) the Manager agrees to provide or cause to be provided to the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with its activities pertaining to the Portfolios under this Agreement, including, without limitation, information concerning the Portfolios under this Agreement, including, without limitation, information concerning the Portfolios, its available funds, or funds that may reasonably become available for investment, and information as to the general condition of the Portfolios's affairs;

          (iv) the Manager agrees to provide or cause to be provided to the Subadviser on an ongoing basis, such information as is reasonably requested by the Subadviser for performance by the Subadviser of its obligations under this Agreement, and the Subadviser shall not be in breach of any term of this Agreement or be deemed to have acted negligently if the Manger fails to provide or cause to be provided such requested information and the Subadviser relies on the information most recently furnished to the Subadviser;

          (v) the Manager will promptly provide the Subadviser with any guidelines and procedures applicable to the Subadviser or the portfolios adopted from time to time by the Board of Directors of the Fund and agrees to promptly provide the Subadviser copies of all amendments thereto; and

          (vi) the Board of Directors of the Fund or its officers or agent will provide timely information to the Subadviser regarding such matters as purchases and redemptions of shares in the Portfolios, the cash requirements, and cash available for investment in the Portfolios and all other information as may be reasonably necessary or appropriate in order for the Subadviser to perform its responsibilities hereunder.

     C. The Subadviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment required for it to faithfully perform its duties under this agreement. The Subadviser shall not be obligated to pay any expenses of or for the Portfolios not expressly assumed by the Subadviser pursuant to this Section 3.

     D. The Subadviser will select brokers and dealers to effect all Portfolios transactions subject to the conditions set forth herein. The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolios in accordance with such policies or practices as may be established by the Board of Directors and described in the Fund's currently effective Prospectus and SAI, as amended from time to time. In placing orders for the purchase or sale of investments for the Portfolios, in the name of the Portfolios or its nominees, the Subadviser shall use its best efforts to obtain for the Portfolios the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

     Subject to the appropriate policies and procedures approved by the Board of Directors, the Subadviser may, to the extent authorized by Section 28(e) of the Securities and Exchange Act of 1934, cause the Portfolios to pay a broker or dealer that provides brokerage or research services to the Manager, the Subadviser, or the Portfolios an amount of commissions for effecting a Portfolios transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser's overall responsibilities to the Portfolios or its other advisory clients. To the extent authorized by said Section 28(e) and the Fund's Board of Directors, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the most favorable price and best execution available, the Subadviser may also consider sales of shares of the Fund as a factor in the selection of brokers and dealers.

     E. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolios as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolios and to its other clients.

     F. The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

     4. Compensation of the Subadviser. The Investment Manager will pay the Subadviser, with respect to the Portfolios, the compensation specified in Appendix A to this Agreement. Payments shall be made to the Subadviser on the first day of each month; however, this advisory fee will be calculated on the daily average value of the Portfolios's assets and accrued on a daily basis.

     5. Non-Exclusivity. The Investment Manager agrees that the services of the Subadviser are not to be deemed exclusive and the Subadviser is free to act as investment manager to various investment companies and as fiduciary for other managed accounts.

     6. Books and Records. The Subadviser agrees that all books and records which it maintains for the Fund are the Fund's property, and, in the event of termination of this Agreement for any reason, the Subadviser agrees promptly to return to the Fund, free from any claim or retention of rights by the Subadviser, all records relating to the Portfolios. The Subadviser also agrees upon request of the Investment Manager or the Fund, promptly to surrender the books and records to either party or make the book and records available for inspection by representatives of regulatory authorities. In connection with its duties hereunder, the Subadviser further agrees to maintain, prepare and preserve books and records in accordance with the Investment Company Act and rules thereunder, including but not limited to, Rule 31a-1 and 31a-2.

     The Subadviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. The Subadviser will furnish any informational reports requested by any state insurance commissioner.

     7. Liability. The Subadviser will not be liable for any loss suffered by the Fund in connection with any investment policy established by the Fund for the purchase, sale or redemption of any securities at the direction of the Board of Directors of the Fund or the Investment Manager. Nothing herein contained shall be construed to protect the Subadviser against any liability resulting from the willful misfeasance, bad faith or gross negligence of the Subadviser in the performance of its duties or from reckless disregard of its obligations and duties under this Subadviser Agreement.

     8. Documents. Neither the Fund or the Investment Manager, nor their respective designees or agents, shall use any material describing or identifying the Subadviser or its affiliates without the prior consent of the Subadviser. Any material utilized by the Fund, the Investment Manager or their respective designees or agents which contain information as to the

Subadviser and/or its affiliates shall be submitted to the Subadviser for approval prior to use, not less than five (5) business days before such approval is requested.

        9. Duration and Termination of the Agreement. This Subadvisory Agreement shall become effective as of the date first written above and remain in force until August 28, 1999. Thereafter, it shall continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Portfolios, and (b) a majority of those directors who are not parties to this Subadvisory Agreement, not interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated, without the payment of any penalty, by the Board of Directors of the Fund, by a vote of a majority of the outstanding shares of the Portfolios, or by the Investment Manager on sixty days' written notice to the Subadviser, or by the Subadviser on sixty days' written notice to the Fund or the Investment Manager. Termination by the Board of Directors or by the Investment Manager shall be subject to shareholder approval to the extent legally required. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

        10. Amendments of the Agreement. Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolios (unless such approval is not required by Section
15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolios if a majority of the outstanding voting securities of the Portfolios vote to approve the amendment, notwithstanding that amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolios affected by the amendment or all the Portfolios of the Fund.

       11. Definitions. The terms "assignment", "interested person", and "majority of the outstanding voting securities", when used in this Agreement, shall have the respective meaning specified under the Investment Company Act and the rules thereunder.

       12. Notices. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgement of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

                  (a)   If to the Subadviser:

                        Massachusetts Financial Services Company,
                        500 Boylston Street,
                        Boston, Massachusetts 02116

                  (b)   If to the Investment Manager:

                        Shubb Investment Advisory Corporation
                        One Granite Place
                        Concord, NH 03301
                        Attn: Ronald Angarella
                        Facsimile (603) 224-1691

     13. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts as at the time in effect and the applicable provisions of the Investment Company Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the Commonwealth of Massachusetts or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act or other federal laws and regulations which may be applicable, the latter shall control.

     14. Use of Subadviser's Name. Neither the Fund nor the Manager or any affiliate or agent thereof shall make reference to or use the name, and any derivative thereof or logo associated with that name, of the Subadviser or any of its affiliates in any advertising or promotional materials, without the prior approval of the Subadviser. Upon termination of this Agreement, the Manager and the Fund shall forthwith cease to use such name (or derivative or logo) as soon as reasonably practicable.

     15. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolios.

     16. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        17. Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.


                                       CHUBB INVESTMENT
                                       ADVISORY CORPORATION

ATTEST:                                BY:
       -----------------------            --------------------------

TITLE:                                 TITLE:
      ------------------------               -----------------------



                                       MASSACHUSETTS FINANCIAL
                                       SERVICES COMPANY

ATTEST:                                BY:
       -----------------------            --------------------------

TITLE:                                 TITLE:
      ------------------------               -----------------------

                                  SCHEDULE A

                          INVESTMENT SUBADVISORY FEES


--------------------------------------------------------------------------------
         NAME OF PORTFOLIO                     ANNUAL FEE AS A PERCENTAGE OF
                                                  AVERAGE DAILY NET ASSETS
--------------------------------------------------------------------------------
 Money Market Portfolio                    .30% of first    $200 Million
 Massachusetts Financial Services          .25% over        $200 Million
--------------------------------------------------------------------------------
 Emerging Growth Portfolio                 .40%
 Massachusetts Financial Services
--------------------------------------------------------------------------------
 High Yield Bond                           .40%
 Massachusetts Financial Services
--------------------------------------------------------------------------------
 Growth Portfolio                          .60% of first    $25 Million
 Strong                                    .50% of the next $75 Million
                                           .40% of the next $50 Million
                                           .30% over        $100 Million
--------------------------------------------------------------------------------
 Growth Income Portfolio                   .50%
 Warburg Pincus
--------------------------------------------------------------------------------
 World Growth Stock Portfolio              .50% of first    $200 Million
 Templeton Global Advisors Limited         .45% of next     $1.1 Billion
                                           .40% over        $1.3 Billion
--------------------------------------------------------------------------------
 International Equity Portfolio            .50%
 Lombard Odier
--------------------------------------------------------------------------------
 Balanced Portfolio                        .45% of first    $100 Million
 J.P. Morgan Investment Management         .40% of next     $100 Million
                                           .35% over        $200 Million
                                           .30% over        $400 Million
--------------------------------------------------------------------------------
 Emerging Growth Portfolio                 .40%
 Massachusetts Financial Services
--------------------------------------------------------------------------------
 Bond Portfolio                            .35% of first    $200 Million
 Chubb Asset Managers, Inc.                .30% of next     $1.1 Billion
                                           .25% over        $1.3 Billion
--------------------------------------------------------------------------------
 Gold Stock Portfolio                      .50% of first    $200 Million
 Van Eck Associates Corporation            .45% of next     $1.1 Billion
                                           .40% over        $1.3 Billion
--------------------------------------------------------------------------------
 Domestic Growth Portfolio                 .50% of first    $200 Million
 Pioneering Management Corporation         .45% of next     $1.1 Billion
                                           .40% over        $1.3 Billion
--------------------------------------------------------------------------------
 Capital Growth Portfolio                  .75% of first    $200 Million
 Janus Capital Corporation                 .70% of next     $1.1 Billion
                                           .65% over        $1.3 Billion
--------------------------------------------------------------------------------

                          EFFECTIVE: January 1, 1998